Exhibit 10.1

Execution Version

PFENEX INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into by and between Pfenex Inc. (the “Company”), and Evert B. Schimmelpennink (“Executive”). This Agreement will be effective as the date Executive commences employment with the Company (the “Effective Date”). It is expected that the Effective Date will be August 3, 2017.

1. Duties and Scope of Employment.

(a) Positions, Duties and Authority. Effective as of the Effective Date, Executive will serve as the Company’s President and Chief Executive Officer, reporting directly to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Board. At all times, Executive’s duties, responsibilities and authority shall be at least commensurate with those of a president and chief executive officer of a publicly traded company comparable to the Company in the United States. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. Executive will be appointed to the Board on the Effective Date, and will be nominated for election and re-election to the Board continuously during the Employment Term, subject to any required stockholder approval. If Executive’s service with the Company as its President and Chief Executive Officer terminates for any reason, Executive will resign from all director and officer positions with the Company.

(c) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, except as provided in Schedule 1; provided, however, that Executive may manage personal investments, participate in civic, charitable, educational and professional activities, and, after the first anniversary of the Effective Date and with the prior approval of the Board, which shall not be unreasonably withheld, serve on the board of directors (or comparable governing body), including any board committees, of one for-profit company that does not compete with the Company, provided that such activities do not materially interfere with the performance of his responsibilities to the Company. In the event of any conflict between any policy of the Company and the terms of this Agreement, the terms of this Agreement shall govern and control.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Compensation.

(a) Base Salary. Effective as of the Effective Date, the Company will pay Executive an annual salary at the initial rate of $530,000 as compensation for Executive’s employment services to the Company (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. The Base Salary, as in effect from time to time, shall not be reduced without Executive’s prior written consent, except for a reduction that is in the same percentage as the percentage reduction in the base compensation of all of the Company’s senior executives.

(b) Relocation Reimbursements.

(i) Executive will be eligible to receive reimbursement for reasonable temporary housing and travel between Chicago, Illinois and San Diego, California for up to twelve (12) months, plus an amount equal to the full gross up for any taxable income Executive may recognize as a result of such reimbursement (the “Initial Relocation Reimbursement”). The Initial Relocation Reimbursement will be paid to Executive in accordance with the terms and conditions of Company’s expense reimbursement policy and provided Executive remains an employee of the Company on the date(s) the Initial Relocation Reimbursement is paid to Executive. Notwithstanding the foregoing, if, prior to the first anniversary of the Effective Date (x) Executive’s employment with the Company terminates due to Executive’s voluntary resignation other than for Good Reason or (y) the Company terminates Executive’s employment with the Company for Cause, then, Executive must repay the gross amount of the Initial Relocation Reimbursement paid to the Company within thirty (30) days of the date of such termination of employment.

(ii) Executive will be eligible to receive reimbursement for reasonable relocation expenses related to relocation to the San Diego Metropolitan area from Chicago, Illinois, up to a maximum of $200,000, plus an additional amount equal to the full gross up for any taxable income Executive may recognize as a result of such reimbursement (the “Subsequent Relocation Reimbursement”). Expenses covered by the Subsequent Relocation Reimbursement will be paid to Executive as incurred by him in accordance with the terms and conditions of Company’s expense reimbursement policy. The Company acknowledges that certain expenses eligible to be reimbursed through the Subsequent Relocation Reimbursement may occur beyond the twelve (12)-month anniversary of the Effective Date and that reasonable relocation expenses may include, inter alia, real estate agent fees, moving and shipping fees, any capital loss on the sale of Executive’s current home, and any monthly housing payments Executive makes on his current Chicago residence after purchasing a residence in San Diego. Notwithstanding the foregoing, if either (i) Executive has failed to permanently relocate his (and his family’s) residence to the San Diego Metropolitan area as of the twelve (12)-month anniversary of the Effective Date, or (ii) prior to such relocation Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, then Executive shall not be entitled to payment of any portion of the Subsequent Relocation Reimbursement (including, notwithstanding Section 6(a)(iii), reimbursement for expenses already incurred), and Executive shall be required to repay to the Company the gross amount of any portion of the Subsequent Relocation Reimbursement already received. For purposes of clarification, the Subsequent Relocation Reimbursement will not be subject to any clawback by the Company once paid, except as provided in the preceding sentence.

(c) Target Bonus. Executive will be eligible to receive an annual target bonus of fifty percent (50%) of Executive’s Base Salary upon achievement of performance objectives to be determined by the Board or the Compensation Committee of the Board in its sole discretion (the “Target Bonus”); provided, however, that the Board or the Compensation Committee of the Board, in its sole discretion, may approve a payment in excess of the Target Bonus if either determines, in its sole discretion, that Executive has achieved the related performance objective(s) above target level(s). For calendar year 2017, the Target Bonus will be pro-rated for the portion of the calendar year that Executive is actually employed by the Company under the terms of this Agreement. The Target Bonus, or any portion thereof, will be paid, less applicable withholdings, as soon as practicable after the Board determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned.

(d) Stock Option. Subject to the approval of the Board (or a committee thereof), on the first trading day of the month following the Effective Date, Executive will be granted a nonstatutory stock option to purchase 350,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, which will be the closing price of the Company’s common stock as reported by the NYSE MKT on the date of grant (the “Option”). Subject to the accelerated vesting provisions set forth herein, the Option will vest as to twenty-five percent (25%) of the shares subject to the Option one (1) year after the Effective Date, and as to 1/48th of the shares subject to the Option monthly thereafter on the same day of the month as the Effective Date (and if there is no corresponding day, the last day of the month), so that the Option will be fully vested and exercisable four (4) years from the Effective Date, subject to Executive continuing to provide services to the Company through the relevant vesting dates. Except as provided herein, the Option will be subject to the terms and conditions of an equity incentive plan and related stock option agreement approved by the Board (or a committee thereof), including vesting requirements (collectively, the “Equity Documents”) and will be granted in accordance with the Company’s equity grant policy.

(e) Equity. Executive will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time, including, without limitation, that Executive will be eligible for annual stock option grants following December 31, 2017, during the annual focal review for other senior executives of the Company. The Board or the Compensation Committee of the Board will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

(f) Review and Adjustments. Executive’s Base Salary, Target Bonus, and other compensatory arrangements will be subject to review and adjustment in accordance with the Company’s applicable policies, subject to the last sentence in Section 3(a) and Executive’s ability to resign for Good Reason and receive severance benefits as set forth in Section 6.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Severance.

(a) Termination for Any Reason. Upon termination of Executive’s employment for any reason, Executive (or his estate) shall be entitled to receive (i) his Base Salary accrued through the date of termination, (ii) earned but unused vacation and paid time off as of the date of termination, (iii) reimbursement of expenses properly incurred prior to termination and properly documented in accordance with the Company’s policy, (iv) all benefits, including continuation and conversion rights, provided upon termination of employment under the Company’s employee benefit plans and policies in accordance with the terms of such plans and policies, and (v) except in the case of termination for Cause or resignation without Good Reason, Executive’s Target Bonus actually earned for the fiscal year ending prior to the date of termination to the extent not yet paid on the date of termination (collectively the “Accrued Obligations”). For avoidance of doubt, upon termination for Cause or resignation without Good Reason, Executive shall not be entitled to any payments or benefits other than the Accrued Obligations.

(b) Termination for other than Cause, Death or Disability Apart from a Change of Control. If, outside of the Change of Control Period, (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, or (ii) the Executive resigns from such employment for Good Reason, then, subject to Section 7, Executive will be entitled to receive, in addition to the Accrued Obligations:

(i) continuing payments of severance pay for a period of twelve (12) months at a rate equal to (x) the sum of (A) one hundred percent (100%) of Executive’s Base Salary rate, as then in effect, plus (B) the sum of all performance bonuses paid to Executive for the Company’s fiscal year immediately preceding the fiscal year in which Executive’s termination of employment occurs divided by (y) twelve (12). The severance will be paid, less applicable withholdings, in installments over the severance period described herein with the first payment to commence on the sixty-first (61st) day following Executive’s termination of employment (and include any severance payments that otherwise would have been paid to Executive within the sixty (60) days following Executive’s termination date), with any remaining payments paid in accordance with the Company’s normal payroll practices for the remainder of the severance period following Executive’s termination of employment (subject to any delay as may be required by Section 7(c)).

(ii) if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twelve (12) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 6(a)(ii), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage for Executive and/or Executive’s eligible dependents in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive and/or Executive’s eligible dependents elect COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to twelve (12) payments. Any such taxable monthly payments that otherwise would have been paid to Executive within the sixty (60) days following Executive’s termination date instead will be paid on the sixty-first (61st) day following Executive’s termination of employment, with any remaining payments paid as provided in the prior sentence (subject to any delay as may be required by Section 7(c)). For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(c) Termination for other than Cause, Death or Disability or Resignation by Executive for Good Reason Related to a Change of Control. If, within the Change of Control Period (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, or (ii) the Executive resigns from such employment for Good Reason, then, subject to Section 7, Executive will be entitled to receive, in addition to the Accrued Obligations:

(i) a lump sum payment equal to two hundred percent (200%) of the sum of: (A) Executive’s Base Salary, as then in effect, or if greater, at the level in effect immediately prior to the Change of Control, plus (B) Executive’s Target Bonus in effect for the fiscal year in which Executive’s termination of employment occurs. The severance will be paid, less applicable withholdings, on the sixty-first (61st) day following Executive’s termination of employment in accordance with the Company’s normal payroll practices (subject to any delay as may be required by Section 7(c)). For the avoidance of doubt, if (x) Executive incurred a termination of employment prior to a Change of Control that qualifies Executive for severance payments under Section 6(b)(i); and (y) a Change of Control occurs within the six (6)-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 6(c)(i), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 6(c)(i), less amounts already paid under Section 6(b)(i).

(ii) if Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twenty-four (24) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be subject to the same conditions, limitations, and restrictions as the COBRA benefits described in Section 6(b)(ii); provided, however, that if the Company provides Executive a taxable monthly payment in lieu of COBRA reimbursement, such payment will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to twenty-four (24) payments; and

(iii) accelerated vesting as to one hundred percent (100%) of Executive’s then-outstanding equity awards of Company stock or rights to acquire Company common stock. For outstanding Company equity awards subject to performance-based vesting, the performance goals will be deemed achieved at one hundred percent (100%) of applicable target levels for the relevant performance period, unless otherwise provided in the agreement related to the performance-based award. For the avoidance of doubt, if the qualifying termination occurs prior to a Change of Control, then any unvested portion of Executive’s outstanding equity awards will remain outstanding for six (6) months or the occurrence of a Change of Control (whichever is earlier) so that any vesting acceleration benefits provided under this clause (iii) can be provided if a Change of Control occurs within six (6) months following such termination (provided that in no event will the equity awards remain outstanding beyond the equity award’s maximum term or expiration date). In such case, if no Change of Control occurs within six (6) months following Executive’s termination, any unvested portion of Executive’s equity awards automatically will be forfeited without having vested.

(d) Termination for Death or Disability. If Executive’s employment with the Company terminates due to Executive’s death or Disability, then Executive, or his estate, shall be entitled to receive, in addition to the Accrued Obligations, an amount equal to a pro-rata portion of his Target Bonus for the year of termination, which will be paid within thirty (30) days following the date of termination, subject to Section 7.

(e) Termination for Cause, Resignation without Good Reason. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or Disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as with respect to the Accrued Obligations), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, as any, as then in effect.

(f) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement, including any prior employment agreements entered into between the Company and Executive. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Section 6 or, in the case of an equity award, the Equity Documents.

7. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Sections 6(b), (c), or (d) (other than the Accrued Obligations) will be subject to Executive, or his estate, signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). The Release shall be furnished to Executive, or his estate, within five (5) days following the date of termination, will not require Executive, or his estate, to release his right to payments pursuant to Section 6 or his right to indemnification and/or insurance coverage against claims by third parties, and will not impose any restrictive covenants upon Executive’s activities following termination in excess of any to which he is party as of immediately prior to his termination date. If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(b) Nonsolicitation; Nondisparagement. The receipt of any severance benefits pursuant to Section 6(b), (c), or (d) will be subject to Executive, or his estate, not violating the provisions of Sections 11 or 23. In the event Executive, or his estate, breaches the provisions of Sections 11 or 23, all continuing payments and benefits to which Executive, or his estate, may otherwise be entitled pursuant to Section 6(b) or (c) will be immediately suspended, provided that if it is subsequently determined by arbitration or by a court of competent jurisdiction that Executive, or his estate, did not breach such provisions, all suspended amount shall be promptly paid to Executive or his estate.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(v) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year; provided, that this clause (v) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (z) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, Executive agrees to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder.

(d) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined in Section 10).

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

8. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) the willful failure, disregard, or refusal by Executive to perform the services hereunder or follow the reasonable instructions of the Board; provided, however, that any willful failure, disregard, or refusal by Executive to perform the services hereunder that can reasonably be cured shall not constitute Cause unless cure is not effected, as determined in good faith by the Board, within thirty (30) days after notice thereof is received by the Executive from the Company; (ii) any willful or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise) as determined in good faith by the Board, the business or reputation of the Company or any of its subsidiaries or affiliates; (iii) Executive’s conviction of, guilty plea, or plea of nolo contendere to any felony or a misdemeanor involving moral turpitude; (iv) the determination by the Company, after a reasonable and good faith investigation by the Company following a written allegation by an employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex, disability, or race discrimination) unless Executive’s actions were specifically directed by the Board; or (v) material breach by the Executive of any provision of this Agreement or any Confidential Information Agreement. For purposes of this Agreement, no act (including any failure to act) shall be considered willful unless done by Executive without a good faith belief that such act was in, or not opposed to, the best interests of the Company, and the Company may not terminate Executive’s employment for “Cause” for the sole reason of Executive’s failure to meet the performance targets set forth by the Board or Compensation Committee of the Board that are related to the Target Bonus.

(b) Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the

Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (8)(b)(iii). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.

(c) Change of Control Period. For purposes of this Agreement, “Change of Control Period” means the period that begins six (6) months prior to a Change of Control and ends twelve (12) months following a Change of Control.

(d) Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(e) Disability. For purposes of this Agreement, “Disability” means that Executive has determined to be eligible for long term disability benefits under any plan or policy maintained by the Company and applicable to Executive or, in the absence of any such plan or policy, been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for a period of ninety (90) consecutive days or more, or more than one hundred and eighty (180) days within any twelve (12)-month period, in each case, reasonably determined by the Board based upon the opinion of a qualified physician selected by the Board with the approval of Executive or his representative, which shall not be unreasonably withheld.

(f) Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material breach of any provision of this Agreement by the Company; (ii) any material reduction by the Company of Executive’s duties, responsibilities, or authority; (iii) a material relocation of the Company’s principal place of business of Executive outside of the San Diego Metropolitan area; (iv) a material diminution in Executive’s annual base compensation; or (v) a material breach by the Company of this Agreement. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(g) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

9. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (the “Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s Payments will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. If a reduction in the Payments constituting “parachute payments” is necessary so that no portion of such Payments is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled first for all performance-based vesting and second for all time-based vesting, in each case in the reverse order of the date of grant of Executive’s equity awards.

A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) shall perform the foregoing calculations related to the excise tax. The Company shall bear all expenses with respect to the determinations by the Firm required to be made hereunder. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and

Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to the severance benefits or other payments is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the Firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

10. Confidential Information. Executive agrees to execute the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”) concurrently with the execution of this Agreement. Nothing in Section 1 of the Confidential Information Agreement shall be construed to limit in any way Executive’s rights under this Agreement.

11. Non-Solicitation. Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit any employee of the Company (or any parent or subsidiary of the Company) to leave Executive’s employment either for Executive or for any other entity or person.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of either party’s rights or obligations without the express written consent of the other party will be null and void.

13. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Pfenex

10790 Roselle St.

San Diego, CA 92121

Attn: Chairman of the Board of Directors

If to Executive:

at the last residential address known by the Company.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration. The parties agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, shall be subject to arbitration in accordance with the provisions of the Confidential Information Agreement, and further agree that the arbitration shall be conducted by a single arbitrator selected in accordance with the JAMS Rules, as defined in the Confidential Information Agreement, who shall be either a retired judge or an attorney licensed to practice in the State of California as of the time of the arbitration.

16. Integration. This Agreement, along with the Confidential Information Agreement, the Equity Documents, and the Indemnification Agreement as defined in Section 24, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. With respect to equity awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such equity awards. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement. The terms of this Agreement shall survive the termination of Executive’s employment for any reason to the extent necessary to enable the parties to enforce their respective rights hereunder.

17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

23. Nondisparagement. Both during the Employment Term and at all times thereafter, regardless of the reason for termination, Executive shall not disparage the Company, the Board, the Company’s affiliates, or their products or services, and the Company shall not disparage, and shall instruct the then-current members of the Board and its then-current senior executives not to disparage, Executive. Nothing contained herein shall preclude any person from enforcing the terms of this Agreement or providing truthful testimony in any judicial or other governmental proceeding when required to do so by legal process.

24. Indemnification Agreement. The Company and Executive shall enter into an Indemnification Agreement (the “Indemnification Agreement”) in substantially the form attached as Exhibit 10.4 to the Company’s Form S-1 Registration Statement filed with the Securities and Exchange Commission on June 5, 2014. In the event that the Company adopts a more favorable form of Indemnification Agreement, or amendments to the form of Indemnification Agreement, for other executives or Board members in the future, Executive shall be given the opportunity to enter into a new or amended Indemnification Agreement on the same terms.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

PFENEX INC.

By: /s/ Paul Wagner	Date: 8/3/17

Name: Paul Wagner

Title: CFO

EXECUTIVE:

/s/ Evert Schimmelpennink	Date: 8/3/17
EVERT B. SCHIMMELPENNINK

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

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